Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Brian D. Keogh
(425) 453-9400

ESTERLINE FISCAL 2011 SECOND QUARTER

PERFORMANCE STRONG ACROSS THE BOARD

Income from continuing operations $46.0 million, or $1.47 per share, on $435.3 million sales

BELLEVUE, Wash., June 1, 2011 – Esterline Corporation (NYSE: ESL www.esterline.com), a leading specialty manufacturer serving aerospace/defense markets, today reported fiscal 2011 second quarter (ended April 29) income from continuing operations of $46.0 million, or $1.47 per diluted share, on sales of $435.3 million. This represents a 13.8% growth in sales over last year’s $382.5 million, and a 57.9% growth in income over last year’s $29.1 million. Diluted earnings per share of $1.47 were up 50% over the prior year’s level of $0.96 per diluted share.

Brad Lawrence, Esterline’s Chief Executive Officer, said “…all three of our business segments continued to post solid performance improvement over last year due primarily to commercial aircraft market strength – including spare parts, retrofit programs and growing OEM positions.” Lawrence said, “Our spare parts business was particularly strong in the first half of the year due to pent-up demand from airlines recovering from the downturn.” He said, “Although spare parts business is difficult to forecast, we are expecting demand to moderate somewhat over the remainder of our fiscal year.” He added that Esterline’s second quarter also benefitted from a retroactive price settlement regarding scope changes to the 787 program and two ongoing retrofit programs of Boeing 737s.

On the defense side of Esterline’s business, Lawrence said federal budget deliberations, which took place during the quarter, have affected several programs, particularly those not

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related to aircraft, namely “…our international countermeasure flares and military headset businesses.” He said the company expects this trend to continue as these program delivery schedules “are clearly being stretched and moved to the right.” He emphasized confidence, however, in Esterline’s strong overall defense sales funnel and solid order book for both new and retrofit aircraft. “The new production F-35 Joint Strike Fighter and T-6B trainer programs should continue to be solid contributors to Esterline’s performance,” Lawrence said, “and the need to extend the life of older aircraft through avionic retrofits plays right to our strengths.”

In addition to Esterline’s principal aerospace and defense business, Lawrence cited the relatively broad-based strength from applications of its core technology into such diverse end-markets as medical capital equipment and high-speed rail networks.

“Overall,” Lawrence said, “as markets improve and new growth opportunities emerge, Esterline is in a very good position to benefit.” He added that the company expects significantly improved performance this year over last year’s record levels, and raised full-year earnings guidance to the range of $4.80 to $4.95 per share.

During the quarter the company announced that it had entered into exclusive negotiations to purchase the Souriau Group, a leading global supplier of highly engineered connectors for harsh environments. Subsequent to quarter-end, the company signed a definitive purchase agreement—an important formal step toward completing the transaction—and filed for approvals under Hart Scott Rodino and French and German regulatory authorities.

Overall, gross margin as a percentage of sales was 37.0% in the quarter, compared to 33.1% in the same period a year ago. The increase in gross margin was due to several factors, including exceptionally strong spare parts sales, retrofit programs and the retroactive price settlement related to the 787 program. Lawrence added that the company’s concentrated efforts on operational excellence also contributed to the strong margin performance.

Selling, general and administrative expenses were 16.6% of sales in the quarter compared with 16.7% of sales last year.

Research, development and engineering spending in the quarter was $21.3 million, or 4.9% of sales, compared with $18.0 million, or 4.7% of sales, a year ago.

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The effective income tax rate for the second quarter was 20.5% compared with 21.8% for the prior-year period.

Net income in the quarter was $45.9 million, or $1.47 per diluted share compared with $29.6 million or $0.98 per diluted share in the prior year period, which included $0.02 per diluted share of income from discontinued operations.

For the first half of fiscal 2011, Esterline reported net income of $75.9 million, or $2.44 per diluted share, on sales of $806.1 million, compared with net income of $42.4 million, or $1.40 per diluted share which included $0.03 from discontinued operations, on $717.8 million in sales in the same period last year.

New orders for the first six months of 2011 were $862.1 million compared with $733.5 million for the same period last year. Backlog at the end of the period was $1.16 billion compared with $1.09 billion a year ago.

Conference Call Information

Esterline will host a conference call to discuss this announcement today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The U.S. dial-in number is 800-901-5241; outside the U.S., use 617-786-2963. The pass code for the call is: 16002035.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

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ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Statement of Operations (unaudited)

In thousands, except per share amounts

	Three Months Ended		Six Months Ended
	Apr 29, 2011	Apr 30, 2010	Apr 29, 2011	Apr 30, 2010
Segment Sales
Avionics & Controls	$231,532	$198,719	$423,999	$368,976
Sensors & Systems	85,181	75,218	162,236	145,910
Advanced Materials	118,564	108,555	219,841	202,916

Net Sales	435,277	382,492	806,076	717,802
Cost of Sales	274,330	255,856	513,007	488,495

	160,947	126,636	293,069	229,307
Expenses
Selling, general and administrative	72,409	64,067	138,501	125,362
Research, development and engineering	21,251	18,001	40,870	34,750
Other (income) expense	0	(38)	0	3

Total Expenses	93,660	82,030	179,371	160,115
Operating Earnings From Continuing Operations	67,287	44,606	113,698	69,192
Interest income	(430)	(20)	(770)	(403)
Interest expense	8,958	7,348	18,095	15,309
Loss on extinguishment of debt	831	0	831	0

Income From Continuing Operations
Before Income Taxes	57,928	37,278	95,542	54,286
Income Tax Expense	11,848	8,144	19,502	12,713

Income From Continuing Operations
Including Noncontrolling Interests	46,080	29,134	76,040	41,573
Income Attributable to Noncontrolling Interests	(129)	(24)	(106)	(78)

Income From Continuing Operations	45,951	29,110	75,934	41,495

Income (Loss) From Discontinued Operations,
Net of Tax	(37)	538	(29)	878

Net Earnings	$45,914	$29,648	$75,905	$42,373

Earnings Per Share – Basic:
Continuing Operations	$1.51	$.97	$2.50	$1.39
Discontinued Operations	.00	.02	.00	.03

Earnings Per Share – Basic	$1.51	$.99	$2.50	$1.42

Earnings Per Share – Diluted:
Continuing Operations	$1.47	$.96	$2.44	$1.37
Discontinued Operations	.00	.02	.00	.03

Earnings Per Share – Diluted	$1.47	$.98	$2.44	$1.40

Weighted Average Number of Shares Outstanding – Basic	30,496	29,908	30,422	29,848
Weighted Average Number of Shares Outstanding – Diluted	31,160	30,406	31,086	30,312

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ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Sales and Income from Continuing Operations by Segment (unaudited)

In thousands

	Three Months Ended		Six Months Ended
	Apr 29, 2011	Apr 30, 2010	Apr 29, 2011	Apr 30, 2010
Segment Sales
Avionics & Controls	$231,532	$198,719	$423,999	$368,976
Sensors & Systems	85,181	75,218	162,236	145,910
Advanced Materials	118,564	108,555	219,841	202,916

Net Sales	$435,277	$382,492	$806,076	$717,802

Income From Continuing Operations
Avionics & Controls	$44,915	$28,461	$75,919	$47,893
Sensors & Systems	11,595	7,834	22,566	12,390
Advanced Materials	22,979	17,127	38,247	25,857

	79,489	53,422	136,732	86,140
Corporate expense	(12,202)	(8,854)	(23,034)	(16,945)
Other income (expense)	0	38	0	(3)
Interest income	430	20	770	403
Interest expense	(8,958)	(7,348)	(18,095)	(15,309)
Loss on extinguishment of debt	(831)	0	(831)	0

Income From Continuing Operations Before Income Taxes	$57,928	$37,278	$95,542	$54,286

Page 6 of 6 Esterline Reports Second Quarter 2011 Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Balance Sheet (unaudited)

In thousands

	April 29,	April 30,
	2011	2010
Assets
Current Assets
Cash and cash equivalents	$391,514	$223,665
Cash in escrow	5,000	0
Accounts receivable, net	308,103	278,580
Inventories	315,994	262,789
Income tax refundable	12,067	4,299
Deferred income tax benefits	38,232	38,029
Prepaid expenses	18,369	18,490
Other current assets	18,673	14,684

Total Current Assets	1,107,952	840,536

Property, Plant and Equipment, Net	287,942	272,628

Other Non-Current Assets
Goodwill	835,167	732,140
Intangibles, net	456,648	397,421
Debt issuance costs, net	9,759	6,182
Deferred income tax benefits	95,048	81,408
Other assets	22,404	13,419

	$2,814,920	$2,343,734

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$84,660	$76,083
Accrued liabilities	233,727	181,654
Credit facilities	110,000	4,299
Current maturities of long-term debt	1,782	8,425
Deferred income tax liabilities	10,477	8,244
Federal and foreign income taxes	2,451	5,046

Total Current Liabilities	443,097	283,751

Long-Term Liabilities
Long-term debt, net of current maturities	495,719	528,638
Deferred income taxes liabilities	153,660	126,379
Pension and post-retirement obligations	109,251	92,475
Other liabilities	27,568	23,923

Total Shareholders’ Equity	1,585,625	1,288,568

	$2,814,920	$2,343,734